Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 29, 2017, Ensco and Atwood entered into a definitive merger agreement pursuant to which Echo Merger Sub, LLC, our wholly-owned subsidiary merged with and into Atwood (the “Merger”), with Atwood surviving the Merger and becoming a wholly-owned subsidiary of Ensco. On October 6, 2017 (the “Merger Date”), we completed our acquisition of Atwood.  As a result of the Merger, Atwood shareholders received 1.6 Ensco Class A Ordinary shares for each share of Atwood common stock. The Merger will be accounted for using the acquisition method of accounting with Ensco identified as the acquirer in accordance with GAAP.  Under the acquisition method of accounting, Ensco will record all assets acquired and liabilities assumed at their respective acquisition-date fair values on the Merger Date.

The following unaudited pro forma condensed combined financial statements and the related notes present the combination of the historical consolidated financial statements of Ensco and Atwood, adjusted to give effect to the Merger. See additional information in Note 1 - Basis of Presentation to the Unaudited Pro Forma Condensed Combined Financial Information.

ENSCO PLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Historical
	Ensco (1)	Atwood (2)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$724	$474	$(474)	(a)	$724
Short-term investments	1,070	—	(839)	(a)	231
Accounts receivable, net	349	78	(1)	(b)	426
Other	318	119	(4)	(c)	433
Total current assets	2,461	671	(1,318)		1,814

PROPERTY AND EQUIPMENT, NET	11,097	4,138	(2,396)	(d)	12,839

OTHER ASSETS, NET	125	19	3	(e)	147
	$13,683	$4,828	$(3,711)		$14,800

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$489	$76	$23	(f)	$588
Total current liabilities	489	76	23		588

LONG-TERM DEBT	4,748	1,298	(1,298)	(g)	4,748

OTHER LIABILITIES	279	54	49	(h)	382

TOTAL EQUITY	8,167	3,400	(2,485)	(i)	9,082
	$13,683	$4,828	$(3,711)		$14,800

(1) Ensco historical financial information is as of September 30, 2017.

(2) Atwood historical financial information is as of June 30, 2017.

See notes to unaudited pro forma condensed combined financial statements.

ENSCO PLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
	Ensco (1)	Atwood (2)	Pro Forma Adjustments		Pro Forma Combined
OPERATING REVENUES	$1,389	$442	$(8)	(j)	$1,823
OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	855	193	—		1,048
Loss on impairment	—	59	—		59
Depreciation	326	122	(91)	(k)	357
General and administrative	87	43	(8)	(l)	122
	1,268	417	(99)		1,586
OPERATING INCOME	121	25	91		237

OTHER EXPENSE, NET	(151)	(42)	44	(m)	(149)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(30)	(17)	135		88
PROVISION FOR INCOME TAX	67	7	—		74
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(97)	$(24)	$135		$14
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST AND NON-VESTED SHARES	—	—	—		$—
LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO THE APPLICABLE COMPANY	$(97)	$(24)	$135		$14
EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS
Basic and diluted	$(0.32)				$0.03

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	301		132	(o)	433

(1) Ensco historical financial information is for the nine months ended September 30, 2017.

(2) Atwood historical financial information is for nine months ended June 30, 2017.

See notes to unaudited pro forma condensed combined financial statements.

ENSCO PLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
	Ensco (1)	Atwood (2)	Pro Forma Adjustments		Pro Forma Combined
OPERATING REVENUES	$2,776	$1,021	$(25)	(j)	$3,772
OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	1,301	407	—		1,708
Loss on impairment	—	104	—		104
Depreciation	445	166	(127)	(k)	484
General and administrative	101	51	—		152
	1,847	728	(127)		2,448
OPERATING INCOME	929	293	102		1,324

OTHER INCOME, NET	68	18	87	(m)	173

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	997	311	189		1,497
PROVISION FOR INCOME TAX	109	47	(1)	(n)	155
INCOME FROM CONTINUING OPERATIONS	$888	$264	$190		$1,342
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST AND NON-VESTED SHARES	(22)	—	—		(22)
INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO THE APPLICABLE COMPANY	$866	$264	$190		$1,320

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic and diluted	$3.10				$3.21

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	279		132	(o)	411

(1) Ensco historical financial information is for the year ended December 31, 2016.

(2) Atwood historical financial information is for the fiscal year ended September 30, 2016.

See notes to unaudited pro forma condensed combined financial statements.

ENSCO PLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulations S-X using the acquisition method of accounting in accordance with GAAP and are based on the historical consolidated financial statements of Ensco and Atwood, after giving effect to the Merger as well as pro forma adjustments.

The unaudited pro forma condensed combined balance sheet combines the unaudited historical condensed consolidated balance sheets of Ensco and Atwood as of September 30, 2017 and June 30, 2017, respectively, giving effect to the Merger as if it had occurred on September 30, 2017.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2016 and the nine months ended September 30, 2017 assume the Merger took place on January 1, 2016, the beginning of Ensco’s most recently completed fiscal year. Ensco’s audited consolidated statement of operations for the fiscal year ended December 31, 2016 has been combined with Atwood’s audited consolidated statement of operations for the fiscal year ended September 30, 2016.  The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 combines the unaudited consolidated statement of operations of Ensco and Atwood for the nine months ended September 30, 2017 and nine months ended June 30, 2017, respectively.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent the consolidated results of operations or financial position of the combined company that would have been recorded had the Merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Ensco may achieve with respect to the combined operations of Ensco and Atwood. Additionally, the pro forma statements of operations do not include non-recurring charges or credits and the related tax effects that result directly from the Merger.

As a result of the Merger, Atwood shareholders received 1.6 Ensco Class A Ordinary shares for each share of Atwood common stock, representing a value of $9.33 per share of Atwood common stock based on a closing price of $5.83 per Class A ordinary share on October 5, 2017, the last trading day before the Merger Date.  Total consideration delivered in the Merger consisted of 132.2 million Class A ordinary shares with an aggregate value of $770.7 million.

Under GAAP, acquisition-related transaction costs (i.e., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Ensco incurred advisory, legal, valuation and other professional fees and expenses of $20 million and change in control severance for certain executive and other key Atwood employees was $9 million. Transaction costs incurred by Atwood related to the Merger were approximately $22 million. Following the completion of the Merger, Ensco expects to incur additional charges and expenses relating to restructuring and integrating the operations of Ensco and Atwood.

The unaudited pro forma condensed combined financial statements illustrate the assets and liabilities of Atwood recorded at their preliminary estimated fair values at the Merger Date. We have not finalized the fair values of assets acquired and liabilities assumed; therefore, the fair value estimates included below are subject to adjustment during a one year measurement period subsequent to the Merger Date. The estimated fair values of certain assets and liabilities including inventory, long-lived assets and contingencies require judgments and assumptions that increase the likelihood that adjustments may be made to these estimates during the measurement period, and those adjustments could be material.

The unaudited pro forma condensed combined financial statements do not constitute statutory accounts required by the Companies Act 2006, which for the year ended December 31, 2016 were prepared in accordance with generally accepted accounting principles in the U.K. and were delivered to the Registrar of Companies in the United Kingdom. The U.K. statutory accounts included an unqualified auditor’s report, which did not contain any reference to matters to which the auditors drew attention by way of emphasis without qualifying the report or any statements under Section 498(2) or 498(3) of the Companies Act 2006.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of Ensco and Atwood.

Note 2 - Accounting Policies

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies of Ensco.

Note 3 - Merger Consideration and Allocation

Under the terms of the Merger agreement, Atwood stockholders received 1.6 Ensco Class A ordinary shares for each share of Atwood common stock for a total value of $9.33 per share of Atwood common stock based on the closing share price of $5.83 per Ensco Class A ordinary share on October 5, 2017. The total Merger consideration of $770.7 million was comprised of 132.2 million Ensco Class A ordinary shares issued in exchange of outstanding Atwood shares.

Under GAAP, when the fair value assigned to acquired assets and liabilities exceeds the consideration transferred in an acquisition, the difference is reflected as a bargain purchase gain.  The following table summarizes our estimated bargain purchase gain computation as of September 30, 2017 (in millions):

Current assets	$666
Non-current assets	1,763
Total assets acquired	2,429
Liabilities assumed	1,514
Net assets acquired	915
Less: Estimated Merger consideration	771
Estimated bargain purchase gain	$144

The estimated fair values assigned to assets acquired net of liabilities assumed exceeded the consideration transferred, resulting in a bargain purchase gain primarily due to depressed offshore drilling company valuations. Market capitalizations across the offshore drilling industry have declined significantly since mid-2014 due to the decline in commodity prices and the related imbalance of supply and demand for drilling rigs. The resulting bargain purchase gain was further driven by the decline in our share price from $6.70 to $5.83 between the last trading day prior to the announcement of the Merger and the Merger Date.

Note 4 - Pro Forma Adjustments

(a)                                 Cash and cash equivalents and short-term investments

Represents the pro forma adjustments to cash and short-term investments as follows (in millions):

Repayment of Atwood revolving credit facility	$(852)
Repayment of Atwood 6.5% senior notes due 2020	(461)
$(1,313)

The pro forma adjustments relate to the repayment of Atwood’s revolving credit facility and 6.5% senior notes due 2020 upon closing of the Merger as a result of certain change of control provisions in each debt agreement. In order to satisfy the change of control provisions of the 6.5% notes due 2020, we exercised the call provision and repurchased all outstanding notes at 101.625% of their principal amount, plus accrued and unpaid interest.

(b)                                 Accounts receivable

Represents pro forma adjustment to historical carrying amounts to record the estimated fair value of accounts receivable.

(c)                                  Other current assets

Represents the pro forma adjustments to record the estimated fair value of other current assets as follows (in millions):

Estimated fair value of Atwood drilling contracts	$18
Adjustment to record Atwood inventory at estimated fair value	(16)
Elimination of Atwood historical deferred expenses related to contract drilling	(6)
$(4)

The pro forma adjustment to record the estimated fair value of Atwood drilling contracts represents the intangible assets recognized for firm drilling contracts in place at the pro forma balance sheet date that have favorable contract terms as compared to current market day rates for comparable drilling rigs.  Contracts that are expected to expire within 12 months of the pro forma balance sheet date are classified as current.  The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The intangible assets are computed based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated current market day rate using a risk-adjusted discount rate and an estimated effective income tax rate. This balance will be amortized to operating revenues on a straight-line basis over the remaining lives of the associated contracts, which range from several months to approximately two years.

The pro forma adjustment to Atwood’s inventory adjusts the historical amounts to record the estimated fair value of consumable parts and supplies.

The pro forma adjustment for the elimination of Atwood’s historical deferred expenses associated with contract drilling primarily relates to deferred mobilization costs. Costs incurred for mobilization of equipment and personnel prior to the commencement of drilling services are deferred and subsequently amortized by Atwood over the term of the related drilling contract.  These deferred costs have no future economic benefit to Ensco and are eliminated from the pro forma financial statements.

(d)                                 Property and equipment, net

Represents the pro forma adjustments to historical amounts to record the estimated fair value of property and equipment.

(e)                                  Other assets

Represents the pro forma adjustments to record the estimated fair value of other assets as follows (in millions):

Estimated fair value of Atwood drilling contracts	$16
Adjustment to record Atwood long-term receivable at estimated fair value	(6)
Elimination of Atwood historical debt issuance costs	(7)
$3

The pro forma adjustment to record the estimated fair value of Atwood drilling contracts represents the intangible assets recognized for firm long-term drilling contracts in place at the pro forma balance sheet date that have favorable contract terms as compared to current market day rates for comparable drilling rigs. Contracts that are expected to expire beyond 12 months from the pro forma balance sheet date are classified as non-current.  The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The intangible assets are computed based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated current market day rate using a risk-adjusted discount rate and an estimated effective income tax rate. This balance will be amortized to operating revenues on a straight-line basis over the remaining lives of the associated contracts, which range from several months to approximately two years.

The pro forma adjustment to record the estimated fair value of certain Atwood long-term receivables was made by discounting the carrying value of the receivable utilizing a risk-adjusted discount rate and an estimate of the timing of collection.

(f)                                   Accounts payable and accrued liabilities and other

Represents the pro forma adjustments to record the estimated fair value of current liabilities as follows (in millions):

Change in control provisions on Atwood benefit plans and other payroll-related costs	$20
Atwood transaction costs incurred subsequent to the balance sheet date	18
Record intangible liability for unfavorable lease contract	1
Elimination of accrued interest from repayment of Atwood debt	(7)
Elimination of Atwood historical deferred revenues and rent	(9)
$23

The pro forma adjustment for change in control provisions and other payroll-related costs on Atwood benefit plans relates to the additional liability that was incurred for cash severance payments upon a change in control for benefits payable to executives and other key Atwood employees as a result of pre-existing employee arrangements and payment of taxes owed on the accelerated vesting of restricted share awards that was paid on the employees’ behalf.

The pro forma adjustment to eliminate Atwood’s historical deferred revenues are primarily related to mobilization revenues that were previously paid by a customer as compensation to mobilize a rig to the drilling location.  Such payments are deferred and subsequently amortized by Atwood over the term of the related drilling contract. The deferred revenue does not represent contractual obligations of Atwood and are eliminated from the pro forma financial statements.

(g)                                  Long-term debt

Represents the pro forma adjustments related to the repayment of Atwood’s historical debt as follows (in millions):

Repayment of Atwood revolving credit facility	$(850)
Repayment of Atwood 6.5% senior notes due 2020	(448)
$(1,298)

The pro forma adjustments relate to the repayment of Atwood’s revolving credit facility and 6.5% senior notes due 2020 upon closing of the Merger as a result of certain change of control provisions in each debt agreement.

(h)                                 Other liabilities

Represents the pro forma adjustments to record the estimated fair value of other liabilities as follows (in millions):

Estimated fair value of Atwood drillship construction contracts	$68
Deferred tax impacts of certain pro forma adjustments	1
Elimination of Atwood historical deferred revenues and rent	(15)
Elimination of amounts accrued for retention and executive performance awards	(5)
$49

The pro forma adjustment for the estimated fair value of Atwood drillship construction contracts relates to an unfavorable construction contract liability recorded as a result of comparing the firm obligations for the remaining construction contracts to estimated current market rates for the construction of a similar design drilling rig. The unfavorable construction contract liability is computed based on the present value of the difference of the cash outflows for the remaining contractual payments as compared to a hypothetical contract with the same remaining contractual payments at current market rates using a risk-adjusted discount rate and estimated effective income tax rate.

The pro forma adjustment to eliminate Atwood’s historical deferred revenues are primarily related to mobilization revenues that were previously paid by a customer as compensation to mobilize a rig to the drilling location.  Such payments are deferred and subsequently amortized by Atwood over the term of the related drilling contract. The deferred revenue does not represent contractual obligations of Atwood and are eliminated from the pro forma financial statements.

The pro forma adjustment for the accrued retention bonus and performance awards eliminates the historical accrued liability associated with the time-vested component of cash-based retention and performance awards granted to executives and other key Atwood employees.  The retention and performance awards become fully vested upon a change in control and are therefore reflected in the pro forma adjustments to accounts payable and accrued liabilities and other.

(i)                                     Total equity

Represents the pro forma adjustments to total equity as follows (in millions):

Elimination of Atwood’s historical shareholders’ equity	$(3,400)
Ensco share consideration transferred	771
Estimated gain on bargain purchase (1)	144
$(2,485)

(1) The estimated bargain purchase gain is inclusive of Atwood’s estimated transaction costs of $22 million and $7 million loss on the repayment of Atwood’s 6.5% senior notes due 2020 as these charges are included in the preliminary estimated fair value of the net assets acquired.

(j)                                    Operating revenues

Represents the pro forma adjustments for the amortization of intangible assets and liabilities associated with the estimated fair value of Atwood drilling contracts which will be amortized on a straight-line basis over the remaining lives of the associated contracts, which range from several months to approximately two years.

(k)                                 Depreciation

Represents the pro forma adjustments for depreciation of Atwood’s property and equipment. Atwood’s property and equipment consists primarily of drilling rigs and related equipment. The pro forma depreciation adjustments relate to the pro forma adjustment to record the estimated fair value of Atwood’s drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method. Ensco estimated remaining useful lives for Atwood’s drilling rigs ranged from 16 to 35 years based on original estimated useful lives of 30 years to 35 years.

(l)                                     General and administrative

Represents the pro forma adjustment for the elimination of historical transaction-related costs.

(m)                             Other income (expense), net

Represents the pro forma adjustments related to the elimination of Atwood’s historical debt for the nine months ended September 30, 2017 and year ended December 31, 2016 as follows (in millions):

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Elimination of interest expense for repayment of Atwood outstanding debt	$41	$71
Additional Ensco interest capitalized from acquiring rigs under construction	8	23
Elimination of interest income earned by Ensco on short-term investments used to redeem Atwood outstanding debt	$(5)	$(7)
	$44	$87

(n)                                 Provision for income taxes

Represents the pro forma adjustments for the unwinding of deferred taxes for the amortization of intangible assets associated with the estimated fair value of Atwood drilling contracts.

(o)                                 Weighted-average shares outstanding

Represents the pro forma adjustment for 132.2 million Ensco shares issued to Atwood shareholders.